------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Miller, III   Lloyd              I            I.C.H. Corporation (IH)                       Issuer (Check all applicable)
-------------------------------------------    --------------------------------------------         Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
    4550 Gordon Drive                             Person (Voluntary)       December,1998        ----        title ---       below)
---------------------------------------------       ###-##-####            -------------------               below)
                 (Street)                        --------------------    5. If Amendment,        __________________________________
    Naples, FL  34102                                                       Date of Original  7. Individual or Joint/Group Filing
---------------------------------------------                               (Month/Year)          (Check Applicable Line)
(City)          (State)             (Zip)                                                     X   Form filed by One Reporting Person
                                                                            ------------          Form filed by more than one
                                                                                              __  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
 Common Stock                      11/24/98       P      400(1)    A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      11/25/98       P      200(1)    A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      11/27/98       P      200(1)    A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      11/30/98       P      2000(1)   A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      12/1/98        P      2100(1)   A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      12/4/98        P      800(1)    A        $3.6875                            I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      12/9/98        P      1100(1)   A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                      12/10/98       P      900(1)    A        $3.50                              I          By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Lloyd I. Miller III         1/11/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                   (Bulletin No. 177, 10-15-97)


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    3.  Statement for Month/Year:
  Miller, III     Lloyd              I            I.C.H. Corporation (IH)                         December, 1998
-------------------------------------------    --------------------------------------------   --------------------------------------
  (Last)          (First)          (Middle)
------------------------------------------------------------------------------------------------------------------------------------
(Continued)                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   12/30/98    P             1800(1)    A       $3.50        137,798(1)             I         By
                                                                                                                          Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   12/4/98     P             4000(1)    A       $3.6875        4,000(1)             I         By
                                                                                                                          Lloyd I
                                                                                                                          Miller
                                                                                                                          IV
                                                                                                                          UGMA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   12/4/98     P             4000(1)    A       $3.6875        4,000(1)             I         By
                                                                                                                          Alexandra
                                                                                                                          Miller
                                                                                                                          UGMA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   12/31/98    P             2200(1)    A       $3.75        152,182(1)             I         By
                                                                                                                          Milfam I,
                                                                                                                          L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              18,300(1)             I         By
                                                                                                                          Milfam II,
                                                                                                                          L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                               3,000(1)             I         By
                                                                                                                          Trust A-1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              16,100(1)             I         By
                                                                                                                          Trust A-3
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              34,100(1)             I         By
                                                                                                                          Trust C

------------------------------------------------------------------------------------------------------------------------------------

Reminder. Report on a separate line for each class of securities eneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                            Page 3 of 3
